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                                                                    EXHIBIT 99.1


        Jabil Circuit Board of Directors Approves Shareholder Rights Plan


St. Petersburg, Florida - October 19, 2001...Jabil Circuit, Inc. (NYSE: JBL) announced today that its Board of Directors has approved the adoption of a shareholder rights plan. Rights will be distributed as a dividend at the rate of one preferred stock purchase right for every outstanding share of common stock of Jabil held by stockholders of record as of October 29, 2001.

The rights plan is intended to prevent an acquirer from gaining control of Jabil without offering a fair price to Jabil's shareholders. The intention of the plan is to protect shareholders by deterring coercive takeover tactics. The rights plan was not adopted in response to any attempt to acquire Jabil Circuit and the Company is not aware of any such efforts. This plan is similar to plans recently adopted by many publicly traded companies, including some of Jabil's competitors.

Each right will initially entitle stockholders to purchase a fractional share of Jabil's "Series A" preferred stock for $162.00. The rights will not become exercisable, however, until the occurrence of certain events, including the commencement of a tender offer or acquisition of 15 percent or more of Jabil's common stock. The rights are redeemable at $.001 per right of the option of Jabil. The rights plan will expire ten years from the record date.

Additional information regarding the rights plan will be contained in a report on Form 8-K that Jabil will file with the Securities and Exchange Commission, and in a summary to be mailed to all stockholders of record as of the close of business on October 24, 2001.


Company Profile:
Jabil Circuit, Inc. is an electronic manufacturing services provider for international electronics companies in the communications, personal computer, peripheral, consumer and automotive markets. Jabil offers circuit design, board design from schematic, prototype assembly, volume board assembly, system assembly, repair and warranty services from more than 20 facilities in North and Latin America, Europe and Asia. Further information about Jabil can be found on the World Wide Web at www.jabil.com.

Contact:
Beth Walters
Vice President, Communications & Investor Relations
Jabil Circuit, Inc.
(727) 803-3349